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                                                                    Exhibit 99.1

                         Contact: Carol Hausner
                                  Director, Investor and Public Relations



                ORGANOGENESIS INC. DECLARES 25% STOCK DIVIDEND

Canton, MA, April 14, 1997 -- The Board of Directors of Organogenesis Inc. (AMEX:ORG) today declared a 25% Common Stock dividend. The stock dividend will be distributed on May 2, 1997 to shareholders of record on April 25, 1997. One share of Common Stock will be issued for every four shares owned. No fractional shares will be issued.

Herbert M. Stein, CEO and Chairman of the Board, said, "The decision to issue this dividend was made with the intention of enhancing the marketability and liquidity of the stock". Prior to the declaration of the stock dividend, there were 14,369,105 shares of Common Stock outstanding. After issuance of the stock dividend, Organogenesis will have approximately 17,961,381 shares of Common Stock outstanding, with 40 million shares authorized for issuance.

Organogenesis Inc. designs, develops and manufactures medical therapeutics containing living cells and/or natural connective tissue components. The Company's products are designed to promote the establishment and growth of new tissues to restore, maintain or improve biological function. Organogenesis' product development focus includes living tissue replacements, organ assist treatments and guided tissue regeneration scaffolds. The Company's lead product, Apligraf/TM/ Human Skin Equivalent, was recently approved in Canada; its premarket approval application (PMA) is currently pending at the U.S. FDA, with Novartis pursing other international registrations.

Statements in this press release which express the "belief", "anticipation" or "expectation," as well as other statements which are not historical fact, and statements as to product compatibility, design, features, functionality and performance insofar as they may apply prospectively, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed on this press release or in other forward-looking statements presented by management. Factors that might cause such a difference include, but are not limited to, development by the Company's competitors of new technologies or products that are more effective than the Company's, risks of failure of clinical trials, dependence on and retention of key personnel, protection of proprietary technology, compliance with U.S. Food and Drug Administration regulations, continued availability of raw material for the Company's products, availability of product liability insurance upon commercialization of the Company's products, ability to transition from pilot-scale manufacturing to full-scale commercial production of products, uncertainty as to the availability of additional capital on acceptable terms, if at all, and the demand for the Company's products, if and when approved.